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                                                                    EXHIBIT 11




                        COMPUTER TASK GROUP, INCORPORATED





Computation of diluted earnings per share under treasury stock method set forth in Statement of Financial Accounting Standards No. 128 "Earnings Per Share."




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                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 "EARNINGS PER SHARE"

                  (amounts in thousands, except per share data)



Year Ended December 31:

                                        1997        1996*       1995*       1994*       1993*
                                       ------      ------      ------      ------       ------
Weighted-average number of shares
  outstanding during year              16,758      16,980      16,658      17,938       18,194
Add Common Stock equivalents
      -- Incremental shares under
         stock option plans               857         620         741         125            8
      -- Incremental shares
         related to convertible
         preferred stock                   --          --          --         454        2,896


Number of shares on which
  diluted earnings per
  share is based                       17,615      17,600      17,399      18,517       21,098


Net income/(loss) for the year        $17,862     $11,080     $10,776     $ 4,797     $(27,673)
Diluted earnings per share            $  1.01     $  0.63     $  0.62     $  0.26     $  (1.32)
Basic earnings per share              $  1.07     $  0.65     $  0.65     $  0.27     $  (1.53)

*    Restated to reflect a 2-for-1 stock split effective June 2, 1997.